Exhibit 99.1

Cycurion Acquires Secuvant, Supercharging AI-Driven Cybersecurity with Automated, Scalable Threat Defense – Perfectly Complements HavenX Platform
May 22, 2026
MCLEAN, Va., May 22, 2026 (GLOBE NEWSWIRE) -- Cycurion, Inc. (NASDAQ: CYCU) (“Cycurion” or the “Company”), a leading provider of AI-driven cybersecurity, IT security solutions, and managed services, today announced the acquisition of Secuvant, LLC (“Secuvant”), a premier provider of enterprise-grade cybersecurity and risk management services. This strategic move dramatically strengthens Cycurion’s MDR, threat and vulnerability management, and compliance capabilities — delivering immediate firepower for mid-market and enterprise clients in construction, agriculture, financial services, utilities, manufacturing, and critical infrastructure.
The transaction is expected to contribute approximately $3 million in annualized revenue and approximately $1.5 million in EBITDA for fiscal year 2026.
Strategic Synergies
Secuvant’s expertise in cyber risk management, SOC-as-a-Service, incident response, and its proprietary Cyber7™ methodology, together with Panoptic’s advanced risk logic and threat vulnerability prioritization platform, integrates seamlessly with Cycurion’s AI-powered ARx platform and cybersecurity solutions. Together they deliver compelling advantages, including:
True end-to-end protection — from proactive risk assessment to automated detection, rapid response, and full recovery.
Powerful cross-selling momentum across Cycurion’s extensive government, corporate, and high-profile client base, accelerating revenue growth.
Major operational efficiencies, faster time-to-value, and richer threat intelligence through unified platforms.
Reinforced leadership in regulated industries and critical infrastructure.
Seamless Integration with HavenX – Unlocking Scalable Automation
This acquisition aligns perfectly with Cycurion’s recent HavenX integration (via Halo Privacy). While HavenX and Secuvant share strong capabilities in threat detection, attribution, monitoring, and response, Secuvant adds a decisive edge: highly automated, low-manual workflows through its Panoptic platform and cyberRPM tools that provide 24/7 protection with minimal human intervention.
The combined platform creates a true next-generation cybersecurity powerhouse. AI-driven monitoring and intelligent vulnerability prioritization now operate at machine speed — slashing operational overhead, accelerating threat mitigation, reducing costs, and unlocking major new opportunities in high-margin, technology-enabled services. Clients may gain proactive, always-on defense, visibility, and prioritization that scales effortlessly in today’s explosive threat environment.
“This acquisition marks a major milestone in our mission to fix what’s broken in cybersecurity,” said Kevin Kelly, Chairman and CEO of Cycurion. “Secuvant’s proven tools and expertise, combined with HavenX, let us deliver truly automated, scalable solutions that drive superior client outcomes and immediate financial impact.”

Merger Overview
The total consideration for the transaction is approximately $2.875 million, consisting of $875,000 in cash and 888,888 shares of preferred stock (representing approximately $2.0 million in value). In addition, Secuvant equityholders are eligible to receive contingent earn-out payments over a three-year period from 2026 through 2028. The earn-out includes guaranteed annual payments of $100,000 and additional performance-based payments tied to the gross profit generated from certain revenue streams. Any performance-based earn-out amounts will be paid 50% in cash and 50% in shares of Cycurion common stock.
The transaction is expected to close within 7 to 10 days, subject to customary closing conditions set forth in the Merger Agreement.
About Cycurion, Inc.
Cycurion, Inc. (NASDAQ: CYCU) is a leader in AI-driven cybersecurity and national security solutions. The Company delivers integrated platforms and expert services to protect critical systems, ensure operational resilience, and support clients across government, enterprise, and high-profile sectors. For more information, visit www.cycurion.com.
About Secuvant
Secuvant is an independent IT security firm providing enterprise-grade cybersecurity services, risk management, and managed solutions to mid-market organizations. Founded in 2014, it specializes in managed security services, threat and vulnerability management and compliance using its Cyber7™ framework. For more information, visit www.secuvant.com.
Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the operations and prospective growth of Cycurion’s business.
Certain statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Such statements include, but are not limited to, statements regarding the proposed transaction contemplated by the binding agreement, including the likelihood, timing, structure or consummation of the transaction; the anticipated benefits of the transaction; Company’s ability to successfully integrate Secuvant’s business, operations and technology; the acceleration of the Company’s inorganic growth strategy; the continued execution on the Company’s backlog; and other statements that are not historical facts, including statements which may be accompanied by words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Cycurion and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, the failure to satisfy closing conditions to the proposed transaction, delays in or inability to complete the transaction, risks related to customer performance and satisfaction, contract modifications, delays or terminations, and the Company’s ability to fulfill contractual obligations, the outcomes of the Company’s investigations, any potential legal proceedings, or the future performance of the Company’s stock. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K filed by Cycurion with the U.S. Securities and Exchange Commission. Cycurion anticipates that subsequent events and developments may cause its plans, intentions, and expectations to change. Cycurion assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Cycurion’s plans and expectations as of any subsequent date.
Cycurion Investor Relations:
(888) 341-6680
investors@cycurion.com
Cycurion Media Relations:
(888) 341-6680
media@cycurion.com
3